EXHIBIT 21.1

GrubHub Inc.

List of Subsidiaries

(as of February 17, 2017)

Subsidiary	Jurisdiction
GrubHub Holdings Inc.*	Delaware
DiningIn LLC	Delaware
Restaurants on the Run, LLC	Delaware
MealPort USA LLC**	Delaware
KMLee Investments, Inc.***	Delaware
LAbite.com, Inc.***	California
Slick City Media, Inc.****	New York
Seamless Europe, Ltd.	United Kingdom

* GrubHub Holdings Inc. does business as GrubHub, Seamless and AllMenus.

** MealPort USA LLC does business as Delivered Dish.

*** KMLee Investments, Inc. and LAbite.com, Inc. does business as LAbite.

**** Slick City Media, Inc. does business as MenuPages.